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              SUPERGEN ACQUIRES ANTICANCER DRUG FROM WARNER-LAMBERT
   -- PENTOSTATIN, TRADE NAME "NIPENT", WILL BE SOLD BY SUPERGEN IN U.S. AND
                                    CANADA --


     EMERYVILLE, CA (October 1, 1996) -- SuperGen, Inc. (Nasdaq: SUPG & SUPGW), a development stage pharmaceutical company, today announced it has acquired exclusive rights to the anticancer drug pentostatin in the United States, Canada and Mexico from Warner-Lambert Company.

     SuperGen acquired pentostatin, sold under the trade name NIPENT, for an undisclosed cash payment and shares of SuperGen common stock. While precise terms were not disclosed, SuperGen said the equity payment is significantly below one percent of the company's outstanding shares.

     Pentostatin currently has regulatory clearance in U.S. and elsewhere for the treatment of hairy cell leukemia, for which the drug has been granted Orphan Drug status by the U.S. Food and Drug Administration. Orphan Drug status also has been granted for its use in chronic lymphocytic leukemia. The total U.S. market for drugs used in the treatment of these two diseases is estimated $65 million for 1996. Pentostatin also currently is in Phase II human clinical studies for rheumatoid arthritis, the most prevalent autoimmune disease.

     "This is an extremely positive development for SuperGen on a number of levels," said Joseph Rubinfeld, Ph.D., SuperGen's Chairman and Chief Executive Officer. "Pentostatin becomes the fourth drug we can immediately market through our oncology sales force. Senior members of our clinical development team previously had been intimately involved with the development of the drug, and see enormous promise in its full potential. Finally, this acquisition fits SuperGen's model of taking time out of the equation in bringing products to market."

     Based in Emeryville, CA, SuperGen is a development stage pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening disease, particularly cancer and blood cell disorders, as well as other serious conditions such as obesity. SuperGen is developing its anticancer portfolio of nine generic products and five enhanced or "supergenic" products. Blood cell disorder products under development currently target anemias associated with chemotherapy and radiotherapy, renal failure and aplastic anemia. The Company's obesity pill currently is in Phase II human clinical trials.